Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

CYCLACEL PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Other (1)	15,204,972	(3)	$1.375	$20,906,836.50	$0.00014760	$3,085.85
	Total Offering Amounts						$20,906,836.50		$3,085.85
	Total Fees Previously Paid						—		—
	Total Fee Offsets						—		—
	Net Fee Due								$3,085.85

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices for a share of the registrant’s common stock as reported on The Nasdaq Capital Market on April 29, 2024.

(2)	Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)

Represents the resale of (i) 145,000 shares of common stock, (ii) 4,823,945 shares of common stock issuable upon the exercise of the pre-funded warrants, (iii) 4,968,945 shares of common stock issuable upon the exercise of the Series A Warrants (iv) 4,968,945 shares of common stock issuable upon the exercise of the Series B Warrants and (v) 298,137 shares of common stock issuable upon the exercise of the placement agent warrants.